SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 21, 2005

CALLIDUS SOFTWARE INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50463	77-0438629

(Commission File Number)	(IRS Employer Identification No.)

160 W. Santa Clara St., Suite 1500 San Jose, CA	95113

(Address of Principal Executive Offices)	(Zip Code)

(408) 808-6400
Registrant’s telephone number, including area code:

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

   Item 1.01 Entry into a Material Definitive Agreement

     On January 21, 2005, the Company’s board of directors approved the payment of cash bonuses to Ron Fior, Bert Rankin, Bob Warfield and Chris Cabrera in the amount of $30,000, $20,000, $30,000 and $27,195, respectively, for services rendered to the Company in 2004. Acting upon the recommendation of the compensation committee, the authorization of these bonus payments was based on the board’s assessment of each such executive officer’s individual performance. Other than $30,303 to be paid to Rick Furino under the Company’s 2004 Executive Compensation Bonus Plan, no additional amounts were paid to any of the Company’s executive officers under the board approved bonus plan.

     On January 25, 2005, the Company entered into a separation agreement and release of claims (the “Separation Agreement”) with Chris Cabrera, the Company’s senior vice president, operations. The Separation Agreement provides that Mr. Cabrera’s employment with the Company will terminate effective February 28, 2005. According to the terms of the Separation Agreement, the Company will pay Mr. Cabrera $208,333 (representing the equivalent of 10 months of base salary), $30,000 (representing a guaranteed bonus payment for the first quarter of 2005) and $16,783 (representing the equivalent of 10 months of COBRA payments). Under the terms of the Separation Agreement, Mr. Cabrera will also receive accelerated vesting of all outstanding Company stock options that would have vested on or before December 31, 2005 had Mr. Cabrera remained under the Company’s full-time employment through such date and the right to retain his currently assigned laptop and desktop computers, printer and associated software, docking station and peripherals.

Section 9 - Financial Statements and Exhibits

   Item 9.01. Financial Statements and Exhibits

   (c) Exhibits

   10.32    Separation Agreement and Release of Claims with Chris Cabrera effective January 25, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLIDUS SOFTWARE INC.

Date:	January 26, 2005	By:	/s/ Ronald J. Fior

			Name:	Ronald J. Fior
			Title:	Vice President, Finance and
Chief Financial Officer

EXHIBIT INDEX

Exhibit 10.32	Separation Agreement and Release of Claims with Chris Cabrera effective January 25, 2005.